Deutsche Bank Aktiengesellschaft

To:

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR5

Attn:	Corporate Trust & Loan Agency/DBALT 2006-AR5
Fax No:	212-525-1300
From:	DEUTSCHE BANK AG, NEW YORK BRANCH
Reference:	Global No. N517895N
Date:	October 31, 2006

Swap Transaction Confirmation

The purpose of this letter agreement (“Confirmation”) is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, New York Branch (“DBAG”) and HSBC Bank USA, National Association, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR5 (“Counterparty”) created under the Pooling and Servicing Agreement for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR5 dated as of October 1, 2006 among Deutsche Alt-A Securities, Inc., as depositor, Wells Fargo Bank, N. A., as master servicer and securities administrator, and HSBC Bank USA, National Association, as trustee (the “Pooling and Servicing Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the 2000 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2000 Definitions.  Capitalized terms used in this Confirmation and not defined in this Confirmation or the 2000 Definitions shall have the respective meaning assigned thereto in the Agreement.  Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement.

This Confirmation supersedes any previous Confirmation or other communication with respect to the Transaction and evidences a complete and binding agreement between you and us as to the terms of the Swap Transaction to with this Confirmation relates.  This Confirmation supplements, forms part of, and  is subject to the terms and conditions of the ISDA Master Agreement dated as of October 31, 2006, between each of DBAG and Counterparty (the “Agreement”). Capitalized terms used in this Confirmation and not defined in the Agreement, this Confirmation or the 2000 Definitions shall have the respective meaning assigned in the Pooling and Servicing Agreement.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

General Terms
Trade Date:	September 29, 2006
Effective Date:	October 31, 2006
Termination Date:	The earlier to occur of (i) October 25, 2036, and (ii) the date upon which the Notional Amount has been reduced to zero, subject to adjustment in accordance with the Following Business Day Convention.
Notional Amount:

With respect to any Calculation Period, the lesser of (i) the aggregate Scheduled Principal Balance of the Group I Loans (as defined in the Pooling and Servicing Agreement) as of the first day of the related Due Period and (ii) the aggregate Certificate Principal Balance of the Class I-A-1 Certificates immediately prior to the Distribution Date occurring in the calendar month in which such Calculation Period ends.

Payment Dates:

The 25th of each month in each year from (and including) November 2006 to (and including) the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.  Early Payment shall be applicable. The Floating I Rate Payer and the Floating Rate II Payer Payment Date shall be one (1) Business Day preceding each Floating Rate I Payer Period End Date and Floating Rate II Payer Period End Date, respectively.

Floating Amount I
Floating Rate I Payer:	DBAG
Floating Rate I Option:	USD-LIBOR-BBA.
Floating Rate I:

On or prior to the Group I Optional Termination Date (as defined in the Pooling and Servicing Agreement) the sum of USD-LIBOR-BBA plus 0.13%.

After the Group I Optional Termination Date (as defined in the Pooling and Servicing Agreement) the sum of USD-LIBOR-BBA plus 0.26%.

Floating Amount I:	With respect to each Payment Date, the product of (x) the Floating Rate I for that Payment Date (y) the Notional Amount for that Payment Date, and (z) the Floating Rate I Day Count Fraction.
Floating Rate I Day Count Fraction:	Actual/360
Compounding:	Inapplicable
Designated Maturity	One month
Reset Dates:	The first day of each Calculation Period
Floating Amount II
Floating Rate II Payer:	Counterparty
Floating Rate II Option:	USD-LIBOR-BBA.
Floating Rate II:

On or prior to the Group I Optional Termination Date (as defined in the Pooling and Servicing Agreement) the lesser of (i) the sum of (A) USD-LIBOR-BBA plus 0.13% and (B) 0.06% and (ii) the Net WAC Pass-Through Rate (as defined in the Pooling and Servicing Agreement)

Following the Group I Optional Termination Date (as defined in the Pooling and Servicing Agreement) the lesser of (i) the sum of (A) USD-LIBOR-BBA plus 0.26% and (B) 0.12% and (ii) the Net WAC Pass-Through Rate (as defined in the Pooling and Servicing Agreement)

Floating Amount II:	With respect to each Payment Date, the product of (x) the Floating Rate II for that Payment Date (y) the Notional Amount for that Payment Date, and (z) the Floating Rate II Day Count Fraction.
Floating Rate II Day Count Fraction:	Actual/360
Designated Maturity	One month
Compounding:	Inapplicable
Reset Dates:	The first day of each Calculation Period.
Procedural Terms
Netting of Payments under Certificate Swap

Notwithstanding anything to the contrary in this Confirmation, if for any Calculation Period, Floating Amount I is greater then Floating Amount II, than DBAG’s netted payment under this Confirmation shall be the greater of (i) zero and (ii) (a) (Floating Amount I minus Floating Amount II) minus (b) the Class I-A-1 Amount (as defined in the Pooling and Servicing Agreement).

Business Days for Payments by Both Parties:	New York.
Account Details:
Payments to DBAG:	Deutsche Bank Trust Company – Americas, New York SWIFT Code: BKTRUS33 Favor of: Deutsche Bank AG, New York Acct. # 01 473 969 Reference: N517895N
Payments to Counterparty:	Wells Fargo Bank, N.A. ABA # 121-000-248 Acct # 3970771416 Acct Name: SAS Clearing For Further Credit: DBALT 2006-AR5, Class I-A-1 Swap Account, # 50956103
Assignment:	DBAG will not unreasonably withhold or delay its consent to an assignment of this Transaction to any other third party.

Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile to:

Attention: Derivative Documentation

Telephone: 44 20 7547 4755

Facsimile: 44 20 7545 9761

E-mail: derivative.documentation@db.com

This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

For and on behalf of DEUTSCHE BANK AG, NEW YORK BRANCH (RMBS Derivatives Desk)

For and on behalf of

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR5

/s/ Diane Anderson Name: Diane Anderson Title: AVP Date: 10/31/06	/s/ Fernando Acebedo Name: Fernando Acebedo Title: Vice President Date: 10/31/06
/s/ Mathew Hoff Name: Mathew Hoff Title: AVP Date: 10/31/06